Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Dan Tucker
404-506-5310
dstucker@southernco.com

July 31, 2013
Southern Company reports second quarter earnings

ATLANTA -- Southern Company today reported second quarter 2013 earnings of $297 million, or 34 cents per share, compared with earnings of $623 million, or 71 cents per share, in the second quarter of 2012.

For the six months ended June 30, 2013, earnings were $378 million, or 43 cents per share, compared with $991 million, or $1.14 per share, for the same period in 2012.

Earnings for the three and six months ended June 30, 2013, include after-tax charges of $278 million (32 cents per share) and $611 million (70 cents per share), respectively, related to increased cost estimates for the construction of Mississippi Power's Kemper County project. Earnings for the six months ended June 30, 2013, also include a $16 million (2 cents per share) after-tax charge related to the restructuring of a leveraged lease investment. Earnings for the three and six months ended June 30, 2012, include $21 million (2 cents per share) of insurance recovery related to the March 2009 litigation settlement agreement with MC Asset Recovery, LLC.

Excluding these items, Southern Company earned $575 million, or 66 cents per share, in the second quarter of 2013 compared with earnings of $602 million, or 69 cents per share, during the second quarter of 2012. For the first six months of 2013, excluding these items, Southern Company earned $1.01 billion, or $1.15 per share, compared with earnings of $970 million, or $1.12 per share, for the same period in 2012.

“Despite recent cost challenges, we are making great progress in the construction of the Kemper County energy facility,” said Thomas A. Fanning, Southern Company chairman, president and CEO. “The company's investment in this innovative technology will help provide decades of clean, safe, reliable and affordable electricity to Mississippi Power customers.”

The revised construction cost estimate reflects Mississippi Power's current analysis of the cost to complete the Kemper project. Mississippi Power's analysis will be ongoing throughout the project's construction.

Earnings were negatively influenced by milder weather in the second quarter of 2013 compared with the second quarter of 2012.

“Georgia experienced the second-most rainfall in 50 years during the second quarter,” said Fanning. “The wet weather and unseasonably mild temperatures appear to have slowed economic activity, reduced energy demand and lowered margins due to increases in hydroelectric generation.”

Second quarter 2013 operating revenues were $4.25 billion, compared with $4.18 billion for the same period in 2012, an increase of 1.6 percent. Year-to-date 2013 revenues were $8.14 billion, compared with $7.79 billion for the same period in 2012, a 4.6 percent increase.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area decreased 2.9 percent in the second quarter of 2013 compared with the second quarter of 2012. Residential and commercial energy sales decreased 5.3 percent and 4.2 percent, respectively, while industrial energy sales increased 0.6 percent.

For the year to date, retail sales decreased 0.4 percent compared with the same period in 2012. Residential energy sales increased 1.2 percent, commercial energy sales decreased 1.7 percent and industrial energy sales decreased 0.7 percent.

Total energy sales to Southern Company's customers in the Southeast, including wholesale sales, decreased 4.6 percent in the second quarter of 2013 compared with the same period in 2012. For the year to date, total energy sales decreased 0.1 percent compared with the same period in 2012.

Southern Company's financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/events.cfm. A replay of the webcast only will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its second quarter performance. These materials are available at www.southerncompany.com.

With 4.4 million customers and nearly 46,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for energy innovation, excellent customer service, high reliability and retail electric prices that are below the national average. Southern Company and its subsidiaries are leading the nation's nuclear renaissance through the construction of the first new nuclear units to be built in a generation of Americans and are demonstrating their commitment to energy innovation through the development of a state-of-the-art coal gasification plant. Southern Company has been recognized by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer and listed by DiversityInc as a top company for Blacks. The company received the 2012 Edison Award from the Edison Electric Institute for its leadership in new nuclear development, was named Electric Light & Power magazine's Utility of the Year for 2012 and is continually ranked among the top utilities in Fortune's annual World's Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the economy and completion of the Kemper County integrated coal gasification combined cycle facility (“Kemper IGCC”). Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, environmental laws including regulation of water, coal combustion byproducts, and emissions of sulfur, nitrogen, carbon, soot, particulate matter, hazardous air pollutants, including mercury, and other substances, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending Environmental Protection Agency civil actions against certain Southern Company subsidiaries, Federal Energy Regulatory Commission matters, and Internal Revenue Service and state tax audits; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate; variations in demand for electricity, including those relating to weather, the general economy and recovery from the recent recession, population and business growth (and declines), the effects of energy conservation measures, and any potential economic impacts resulting from federal fiscal decisions; available sources and costs of fuels; effects of inflation; ability to control costs and avoid cost overruns during the development and construction of facilities, which include the development and construction of facilities with designs that have not been finalized or previously constructed, including the impact of factors such as labor costs and productivity, adverse weather conditions, shortages and inconsistent quality of equipment, materials, and labor or contractor or supplier delay or non-performance under construction or other agreements, delays associated with start-up activities, including major equipment failure, system integration and operations and/or unforeseen engineering problems; ability to construct facilities in accordance with the requirements of permits and licenses and to satisfy any operational and environmental performance standards, including the requirements of tax credits and other incentives; investment performance of Southern Company's employee benefit plans and the Southern Company system's nuclear decommissioning trust funds; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms; regulatory approvals and actions related to the Plant Vogtle expansion, including Georgia Public Service Commission (“PSC”) approvals, Nuclear Regulatory Commission actions, and potential U.S. Department of Energy loan guarantees; regulatory approvals and actions related to cost recovery for the Kemper IGCC, including Mississippi PSC review of Mississippi Power Company's proposed rate recovery plan and the prudence of Kemper IGCC costs, and actions relating to proposed securitization; the ability to complete the proposed sale of an interest in the Kemper IGCC to the South Mississippi Electric Power Association as contemplated by Mississippi Power Company's proposed rate recovery plan; satisfaction of requirements to utilize investment tax credits and grants; and the outcome of any legal or regulatory proceedings regarding the Mississippi PSC's issuance of the certificate of public convenience and necessity for the Kemper IGCC, the settlement agreement between Mississippi Power Company and the Mississippi PSC, or the State of Mississippi legislation designed to enhance the Mississippi PSC's authority to facilitate development and construction of baseload generation in the State of Mississippi; the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism, and financial risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system's business resulting from terrorist incidents and the threat of terrorist incidents, including cyber intrusion; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company's and its subsidiaries' credit ratings; the impacts of any potential U.S. credit rating downgrade or other sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance, and the economy in general, as well as potential impacts on the availability or benefits of proposed U.S. Department of Energy loan guarantees; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid or operation of generating resources; and the effect of accounting pronouncements issued periodically by standard setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

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